Fluor Corporation	Brian Mershon	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER 2022 RESULTS

•Q2 2022 diluted earnings per share (EPS) from continuing operations of $0.38; adjusted diluted EPS from continuing operations of $0.13
•Company introduces full year adjusted EBITDA guidance range of $380 to $430 million, consistent with original expectations for 2022
•Q2 new awards of $3.6 billion with ending backlog of $19.5 billion
•NuScale de-SPAC transaction completed in Q2; Fluor’s ownership is 57%

IRVING, TX (August 5, 2022) - Fluor Corporation (NYSE: FLR) announced financial results for its second quarter ended June 30, 2022. Revenue for the quarter was $3.3 billion and net income from continuing operations attributable to Fluor was $66 million, or $0.38 per diluted share. Consolidated segment profit for the quarter was $108 million compared to $95 million in the second quarter of 2021. Results for the quarter include charges on the Gordie Howe legacy infrastructure project. Results also reflect higher than anticipated tax expenses, currency fluctuations and include contributions from Stork and AMECO. Excluding the results of these entities that continue to be marketed for sale together with certain other adjustments outlined in the reconciliation table at the end of this release, adjusted earnings per diluted share were $0.13.

“Our new awards for the quarter demonstrate that clients are moving forward with capital spending plans in a challenging business environment,” said David Constable, chairman and chief executive officer of Fluor. “Although I am disappointed with the performance to date on a few legacy infrastructure projects, our strategic priority to pursue contracts with fair and balanced terms continues to drive a healthier backlog with as-sold margins above our expectations.”

Second quarter new awards were $3.6 billion compared to $1.7 billion a year ago. Ending consolidated backlog was $19.5 billion. Corporate general and administrative expenses for the second quarter of 2022 were $45 million compared to $33 million a year ago due primarily to increased legal costs. Fluor’s cash and marketable securities at the end of the quarter were $2.2 billion.

Outlook
Fluor is tightening its full year adjusted earnings per share (EPS) guidance from a range of $1.15 to $1.40 per diluted share to a range of $1.15 to $1.35 per diluted share. The new range reflects a higher effective tax rate due to our current mix of global earnings and includes the impact of foreign currency translations and project charges in the second quarter. The company believes the effective tax rate in 2023 will decline as earnings increase in the United States. Adjusted EPS guidance excludes entities that continue to be marketed for sale and other considerations outlined in the reconciliation table at the end of this release.

The company is also introducing adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) guidance to provide for a better understanding of the underlying performance of the business. For 2022, the company anticipates a full year adjusted EBITDA range of $380 to $430 million. The guidance for full year adjusted EBITDA is generally consistent with the assumptions supporting the original adjusted EPS guidance range after considering project performance in the second quarter. Adjusted EBITDA expectations for the second half will be driven by improved bookings, increased project gross margin and lower segment overhead.

Business Segments
Energy Solutions reported a profit of $65 million in the second quarter compared to $109 million in the second quarter of 2021. Results include foreign currency impacts, cost growth and estimated recoveries on a legacy upstream project, mostly offset by an embedded derivative gain of $17 million. Segment profit for the second quarter of 2021 benefitted from the negotiation of change orders, scope increases and cost improvements on numerous projects. Revenue for the quarter was $1.3 billion – flat from a year ago. New awards in the quarter totaled $1.3 billion, compared to $661 million in the second quarter of 2021, and included a lithium chemicals project in China, a refinery upgrade project in Mexico and a mid-scale liquefied natural gas project offshore the U.S. Gulf Coast. Ending backlog was $8.4 billion compared to $10.6 billion a year ago.

Urban Solutions reported a profit of $8 million in the second quarter compared to a $68 million loss in the second quarter of 2021. Segment profit in the quarter reflects $32 million in project charges for additional inflation and cost growth on the legacy Gordie Howe infrastructure project. We believe that these costs may be partially recoverable under the contract. Results also reflect an additional charge for cost inflation and rework on two legacy infrastructure projects. Revenue for the second quarter declined to $1 billion from $1.2 billion a year ago due to the completion of mining and metals projects in Australia and North America and data center projects in Europe. New awards for the quarter totaled $1.9 billion, compared to $617 million in the second quarter of 2021, and included a rare earth mining project in Australia and a highway project in Texas. Ending backlog was $7.7 billion compared to $8 billion a year ago.

Mission Solutions reported a profit of $28 million in the second quarter compared to $45 million in the second quarter of 2021. Revenue for the second quarter declined to $547 million from $707 million a year ago. The decrease in revenue and profit for the quarter reflects the completion of a DOE project in Idaho and the favorable closeout of LOGCAP IV in Afghanistan a year ago. New awards for the quarter totaled $52 million, compared to $92 million in the second quarter of 2021. Ending backlog was $1.9 billion compared to $2.4 billion a year ago.

The Other segment, which includes Stork, AMECO and Fluor’s 57 percent ownership in NuScale, reported revenue of $417 million and a segment profit of $7 million. The company believes that NuScale and their carbon-free energy solution represents significant value to our shareholders.

Conference Call
Fluor will host a conference call at 8:30 a.m. Eastern Time on Friday, August 5, which will be webcast live and can be accessed at investor.fluor.com. The call will also be accessible by telephone at 800-289-0720 (U.S./Canada) or +1 646-828-8073. The conference ID is 2205316.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week.

Non-GAAP Financial Measures
This news release contains discussions of consolidated segment profit, adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit to earnings from continuing operations before taxes is included in the press release table. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impacts of foreign exchange fluctuations, restructuring, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our Stork business and remaining AMECO equipment business that were previously classified as discontinued operations but that continue to be marketed for sale. Adjusted EPS is defined as adjusted net earnings divided by weighted average diluted shares outstanding. Adjusted EBITDA is defined as net earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit, adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better future by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 41,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $12.4 billion in 2021 and is ranked 259 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; climate change and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks arising from the inability to successfully integrate acquired businesses; risks related to provisions of our convertible preferred stock; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 22, 2022. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

	THREE MONTHS ENDED June 30,				SIX MONTHS ENDED June 30,
(in millions)	2022		2021		2022		2021
Revenue
Energy Solutions	$1,330		$1,319		$2,505		$2,310
Urban Solutions	1,005		1,210		1,964		2,405
Mission Solutions	547		707		1,140		1,460
Other	417		448		813		856
Total revenue	$3,299		$3,684		$6,422		$7,031

Segment profit (loss) $ and margin %
Energy Solutions	$65	4.9%	$109	8.3%	$119	4.8%	$111	4.8%
Urban Solutions	8	0.8%	(68)	(5.6)%	23	1.2%	(38)	(1.6)%
Mission Solutions	28	5.1%	45	6.4%	86	7.5%	89	6.1%
Other	7	NM	9	NM	(5)	NM	(6)	NM
Total segment profit (loss) $ and margin %	$108	3.3%	$95	2.6%	$223	3.5%	$156	2.2%

G&A	(45)		(33)		(117)		(100)
Impairment	—		(101)		63		(148)
Foreign currency gain (loss)	36		(30)		18		(41)
Interest expense, net	(1)		(12)		(10)		(30)
Earnings (loss) from Cont Ops attributable to NCI	7		(7)		14		25
Earnings (loss) from Cont Ops before taxes	105		(88)		191		(138)
Income tax (expense) benefit	(32)		(2)		(63)		(5)
Net earnings (loss) from Cont Ops	$73		$(90)		$128		$(143)
Less: Net earnings (loss) from Cont Ops attributable to NCI	7		(7)		14		25
Net earnings (loss) from Cont Ops attributable to Fluor	$66		$(83)		$114		$(168)

Less: Dividends on CPS	10		5		20		5
Net earnings (loss) from Cont Ops available to Fluor common stockholders	$56		$(88)		$94		$(173)

New awards
Energy Solutions	$1,339		$661		$2,021		$2,270
Urban Solutions	1,943		617		2,541		1,679
Mission Solutions	52		92		438		1,084
Other	216		326		476		547
Total new awards	$3,550		$1,696		$5,476		$5,580

New awards related to projects located outside of the U.S.					54%		71%

Backlog (in millions)	June 30, 2022	December 31, 2021
Energy Solutions	$8,421	$9,324
Urban Solutions	7,711	7,048
Mission Solutions	1,863	2,562
Other	1,524	1,866
Total backlog	$19,519	$20,800

Backlog related to projects located outside of the U.S.	61%	65%
Backlog related to lump-sum projects	57%	59%

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE (1)
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(In millions, except per share amounts)	2022	2021	2022	2021
Net earnings (loss) attributable to Fluor	$ 66	$ (83)	$ 114	$ (168)
Less: Earnings from Stork and AMECO (net of tax)	(18)	(25)	(25)	(20)
Net earnings (loss) from core operations*	48	(108)	89	(188)
Add (less):
NuScale (profit) loss	$ 8	$ 19	$ 29	$ 34
ICA Fluor embedded derivatives (net of tax)	(12)	14	(3)	34
Impairment	-	101	(63)	148
Foreign currency (gain) loss (net of tax)	(33)	22	(21)	27
SEC investigation and reserve for legacy legal claims	11	1	17	4
Adjusted Net Earnings	$ 22	$ 49	$ 48	$ 59

Weighted average diluted shares outstanding	172	156	171	149

Diluted EPS available to Fluor common stockholders	$ 0.38	$ (0.53)	$ 0.66	$ (1.13)
Less: Diluted EPS from Stork/AMECO	(0.10)	(0.16)	(0.14)	(0.13)
Diluted EPS from core operations*	0.28	(0.69)	0.52	(1.26)
Add (less):
NuScale (profit) loss	0.04	0.12	0.17	0.23
ICA Fluor embedded derivatives (net of tax)	(0.07)	0.09	(0.01)	0.23
Impairment	-	0.65	(0.37)	0.99
Foreign currency (gain) loss	(0.19)	0.15	(0.12)	0.17
SEC investigation and reserve for legacy legal claims	0.07	0.01	0.10	0.03
Adjusted EPS	$ 0.13	$ 0.32	$ 0.29	$ 0.39
*Core operations excludes the results of our Stork business and remaining AMECO equipment business that no longer meet all of the requirements to be classified discontinued operations but that continue to be marketed for sale.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(in millions)	2022	2021	2022	2021

Net earnings from Cont Ops attributable to Fluor	$ 66	$ (83)	$ 114	$ (168)
Interest	1	12	10	30
Taxes	32	2	63	5
Depreciation & Amortization	20	19	35	43
EBITDA	$ 119	$ (50)	$ 222	$ (90)

Adjustments:
Other: NuScale, Stork and AMECO expenses	(12)	(10)	-	-
Energy Solutions: Embedded foreign currency derivative (gains)/losses	(17)	20	(4)	49
G&A: Foreign currency (gain)/loss	(36)	30	(18)	41
G&A: SEC Investigation and reserve for legacy legal claims	11	1	17	4
G&A: Impairment	-	101	(63)	148
Adjusted EBITDA	$ 65	$ 92	154	$ 152

(1) Certain amounts in tables may not total or agree back to the financial statements due to immaterial rounding differences.

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